EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-14933, Form S-8 No. 333-40899, Form S-8 No. 333-47782, Form S-8 No. 333-70196, Form S-8 No. 333-74852 and S-8 No. 333-101509) pertaining to the Digene Corporation Omnibus Plan, the Digene Corporation Directors’ Stock Option Plan, the Digene Corporation 1997 Stock Option Plan, and the Digene Corporation Amended and Restated 1999 Incentive Plan and in the Registration Statements (Form S-3 No. 333-91461, Form S-3 No. 333-83038, Form S-3 No. 333-83540 and Form S-3 No. 333-100555) of our report dated August 15, 2003, with respect to the consolidated financial statements and schedule of Digene Corporation included in its Annual Report on Form 10-K for the year ended June 30, 2003.

/s/ Ernst & Young LLP

McLean, Virginia
September 19, 2003